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Contact:   Michael Staines
           President & Chief Operating Officer
           Atlas Pipeline Partners
           1845 Walnut Street - Suite 1000
           Philadelphia, PA 19103
           (215) 546-5005
           (215) 546-8475 (facsimile)

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                          ATLAS PIPELINE PARTNERS, L.P.
                             TERMINATES AGREEMENT TO
                        ACQUIRE TRITON COAL COMPANY, LLC

Philadelphia, PA. July 31, 2002 - Atlas Pipeline Partners, L.P. (AMEX: APL) ("APL" or the "Partnership") announced today that it has terminated the agreement, dated January 18, 2002, (the "Agreement") to acquire Triton Coal Company, LLC ("Triton").

Michael L. Staines, President and Chief Operating Officer of the Partnership's general partner, stated: "Today we have informed Triton of our decision to terminate the Agreement. While we are disappointed at this outcome, we remain excited about the continued expansion of our gas gathering system to connect new wells drilled by an affiliate of our general partner and other operators. In addition, we recently announced a $.535 regular quarterly distribution to be paid on August 8, 2002. With a growing volume of gas transported and stabilizing gas prices, we hope to maintain, if not increase, distributions in the quarters to come. "

Atlas Pipeline Partners, L.P. owns and operates more than 1,300 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. The Partnership is paid a fee for the natural gas volumes that are gathered and transported through its pipeline system from approximately 4,200 wells that are currently connected to the system.

Resource America, Inc. (Nasdaq:REXI), through its wholly owned subsidiary, Atlas America, Inc., is the owner of the Partnership's general partner and a 50.3% owner of the Partnership's common units. Atlas America, Inc. owns an interest in and operates approximately 3,800 of the wells currently connected to the Partnership's system.

Statements made in this release may include forward-looking statements, which involve substantial risks and uncertainties. The Partnership's actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of certain factors, including competition within the energy industry, climactic conditions and the price of gas in the Appalachian area, actual versus projected volumetric production from wells connected to the Partnership's gas-gathering pipeline system, and the cost of supplies and services in the energy industry.